OVERSEAS SHIPHOLDING GROUP, INC.
ANNOUNCES NEW BUILD INITIATIVE

TAMPA, FL. July 16, 2018--(BUSINESS WIRE)--Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”) a provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, announced today that it has signed binding contracts with Hyundai Mipo Dockyard Company Ltd. (“HMD”) for the construction of two 50,000 deadweight tons class product chemical tankers for anticipated delivery to the Company during the second half of 2019. These tankers will be constructed at HMD’s Ulsan, Korea ship building facilities and will be built to comply with MARPOL Annex VI Regulation 13 Tier III standards regarding nitrogen oxide emissions within Emission Control Areas. In addition, each vessel will have installed exhaust gas cleaning systems, often referred to as “scrubbers”, to meet the standards of MARPOL Annex VI Regulation 14 standards regarding sulphur oxide emissions. The Company anticipates that these vessels, following delivery, will participate as US flagged vessels in trades served by existing Company vessels.

“OSG is committed to maintaining a leading presence in the US Flag petroleum transportation sector,” said Sam Norton, OSG’s President and CEO. “Our initiative to pursue construction of modern, efficient and environmentally responsible vessels sends a strong signal to our customers, our stockholders and our employees that we are confident in achieving our commitment and that we have the resources and unique skill sets to enable us to do so. We look forward to the contribution that these vessels will make to our long-term success once delivered.”

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE:OSG) is a publicly traded company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 23-vessel U.S. Flag fleet consists of seven ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. MSP. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements as defined under the federal securities laws. Words such as “may”, “should”,” believes”, “estimates”, “targets”, “anticipates” and similar expressions generally identify forward-looking statements; however, statements other than statements of historical facts should be considered forward-looking statements. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should also carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for OSG and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
Overseas Shipholding Group, Inc.
Susan Allan
813-209-0620
sallan@osg.com